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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                       MARCH 6, 2002 (DECEMBER 21, 2001)

                                      LOGO

                              DEAN HOLDING COMPANY
             (Exact name of registrant as specified in its charter)

           DELAWARE                         1-08262                       75-2932967
 (State or Other Jurisdiction      (Commission File Number)      (IRS Employer Identification
       of Incorporation)                                                     No.)

                    2515 MCKINNEY AVENUE, LB 30, SUITE 1200
                              DALLAS, TEXAS 75201
              (Address of principal executive offices) (Zip Code)

              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                 (214) 303-3400

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Explanatory Note: This Current Report on Form 8-K/A amends the Registrant's Current Report on Form 8-K dated January 7, 2002, to include pro forma financial information relating to the Registrant's acquisition of Dean SoCal, LLC ("SoCal") and the Registrant's divestiture of certain operations, in accordance with Item 7(b)(2) of Form 8-K. The acquisition of SoCal and the divestiture of business operations immediately followed the acquisition of the Registrant by the new Dean Foods Company (formerly known as Suiza Foods Corporation) on December 21, 2001. The acquisition of the Registrant, the acquisition of SoCal in an exchange of operations and the divestiture of operations was reported in the Registrant's Current Report on Form 8-K dated January 7, 2002.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (b) PRO FORMA FINANCIAL INFORMATION

     The accompanying unaudited pro forma condensed consolidated balance sheet and statements of income give effect to the following transactions:

     - Acquisition by merger of Dean Foods Company by Blackhawk Acquisition Corp., a wholly-owned subsidiary of Suiza Foods Corporation. The acquisition was accounted for under the purchase method of accounting. Blackhawk Acquisition Corp. survived the merger and immediately thereafter changed its name to Dean Holding Company ("Dean Holding"), our current name. Also immediately after the merger, Suiza Foods Corporation changed its name to Dean Foods Company ("new Dean"). We are now a wholly-owned subsidiary of new Dean. Upon consummation of the merger, we repaid amounts outstanding under our revolving credit facility and terminated our revolving credit facility and commercial paper program. These events are collectively referred to as the "acquisition by Blackhawk" in this pro forma financial information.

     - Dividend of four of our dairies to new Dean immediately after the merger.

     - Exchange of the operations of our National Refrigerated Products Group ("NRP") for the operations of Dean SoCal, LLC, ("Dean SoCal"), a subsidiary of new Dean.

     The pro forma financial information is derived from our historical financial statements and the historical financial statements of NRP and Dean SoCal. The unaudited pro forma condensed consolidated balance sheet data is presented as if the merger and the related transactions had occurred on November 25, 2001. The unaudited pro forma condensed consolidated statements of income for the year ended May 27, 2001 and for the six months ended November 25, 2001 assume the merger occurred on May 29, 2000. The Dean SoCal historical financial information included in the unaudited pro forma financial information for the year ended May 27, 2001 is derived from Dean SoCal's results of operations for the twelve months ended June 30, 2001. The Dean SoCal historical financial information included in the unaudited pro forma financial information for the six months ended November 25, 2001 is derived from Dean SoCal's results of operations for the six months ended September 30, 2001.

     New Dean has not completed a final allocation of the purchase price to the fair values of our assets and liabilities and the related business integration plans. New Dean expects that the ultimate purchase price allocation may include additional adjustments to the fair values of depreciable tangible assets, identifiable intangible assets (some of which will have indefinite lives) and the carrying values of certain liabilities. Accordingly, to the extent that such assessments indicate that the fair value of the assets and liabilities differ from their preliminary purchase allocations, such difference would adjust the amounts allocated to those assets and liabilities and would change the amounts allocated to goodwill. The pro forma statements of income do not include cost savings from synergies which may be achievable subsequent to the closing of the merger or the impact of non-recurring items directly related to the merger.

     The pro forma information shown under this heading is unaudited, is presented for informational purposes only, is not necessarily indicative of the financial position or results of operations that would actually have occurred had the merger or the related transactions been consummated as of the dates or at the beginning of the periods presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our historical financial statements and related notes thereto and those of new Dean.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                            YEAR ENDED MAY 27, 2001
                                 (IN THOUSANDS)

                                                                                  DIVIDEND OF
                                                                                   DIVESTED          DIVIDEND OF
                                            HISTORICAL    ACQUISITION BY          OPERATIONS             NRP
                                           DEAN HOLDING     BLACKHAWK                 (G)                (H)
                                           ------------   --------------          -----------        -----------
Net sales................................   $4,440,366       $     --              $(215,360)         $(399,575)
Cost of sales............................    3,387,707         (7,188)(b)           (163,029)          (315,664)
                                            ----------       --------              ---------          ---------
Gross profit.............................    1,052,659          7,188                (52,331)           (83,911)
Operating costs and expenses:
  Selling and distribution...............      685,915         (2,573)(b)            (38,230)           (66,472)
  General and administrative.............      138,660           (407)(b)             (6,462)            (8,666)
  Amortization of intangibles and other
    assets...............................       24,451        (14,559)(b),(c)         (1,546)            (1,677)
  Merger-related costs...................       22,151        (22,151)(d)
                                            ----------       --------              ---------          ---------
        Total operating costs and
          expenses.......................      871,177        (39,690)               (46,238)           (76,815)
                                            ----------       --------              ---------          ---------
Operating income.........................      181,482         46,878                 (6,093)            (7,096)
Other (income) expense:
  Interest expense, net..................       70,655         (9,606)(e)                 27
  Equity in earnings of unconsolidated
    affiliates...........................          (75)                                                      75
  Other income, net......................      (10,000)(a)                                86                133
                                            ----------       --------              ---------          ---------
        Total other (income) expense.....       60,580         (9,606)                   113                208
Income from continuing operations before
  income taxes...........................      120,902         56,484                 (6,206)            (7,304)
Income taxes.............................       46,251         21,608(f)              (2,374)(f)         (2,794)(f)
                                            ----------       --------              ---------          ---------
Income from continuing operations........   $   74,651       $ 34,876              $  (3,832)         $  (4,510)
                                            ==========       ========              =========          =========


                                           CONTRIBUTION OF
                                             DEAN SOCAL
                                                 (H)              PRO FORMA
                                           ---------------        ----------
Net sales................................     $238,083            $4,063,514
Cost of sales............................      190,064             3,091,890
                                              --------            ----------
Gross profit.............................       48,019               971,624
Operating costs and expenses:
  Selling and distribution...............       36,276               614,916
  General and administrative.............        6,769               129,894
  Amortization of intangibles and other
    assets...............................        1,674                 8,343
  Merger-related costs...................
                                              --------            ----------
        Total operating costs and
          expenses.......................       44,719               753,153
                                              --------            ----------
Operating income.........................        3,300               218,471
Other (income) expense:
  Interest expense, net..................                             61,076
  Equity in earnings of unconsolidated
    affiliates...........................
  Other income, net......................           72                (9,709)
                                              --------            ----------
        Total other (income) expense.....           72                51,367
Income from continuing operations before
  income taxes...........................        3,228               167,104
Income taxes.............................        1,235(f)             63,926
                                              --------            ----------
Income from continuing operations........     $  1,993            $  103,178
                                              ========            ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       SIX MONTHS ENDED NOVEMBER 25, 2001
                                 (IN THOUSANDS)

                                  HISTORICAL   ACQUISITION            DIVIDEND OF                       CONTRIBUTION
                                     DEAN          BY                  DIVESTED      DIVIDEND OF          OF DEAN
                                   HOLDING      BLACKHAWK            OPERATIONS(G)     NRP(H)             SOCAL(H)     PRO FORMA
                                  ----------   -----------           -------------   -----------        ------------   ----------
Net sales.......................  $2,288,539    $     --               $(107,891)     $(211,265)          $125,183     $2,094,566
Cost of sales...................   1,787,329      (6,128)(b)             (83,017)      (161,420)           100,315      1,637,079
                                  ----------    --------               ---------      ---------           --------     ----------
Gross profit....................     501,210       6,128                 (24,874)       (49,845)            24,868        457,487
Operating costs and expenses:
  Selling and distribution......     304,569      (1,841)(b)             (19,410)       (30,275)            19,386        272,429
  General and administrative....      77,536        (333)(b)              (3,196)        (3,764)             2,807         73,050
  Amortization of intangibles
    and other assets............      12,151      (7,115)(b),(c)            (855)          (847)               827          4,161
  Merger-related costs..........      13,540     (13,540)(d)
                                  ----------    --------               ---------      ---------           --------     ----------
    Total operating costs and
       expenses.................     407,796     (22,829)                (23,461)       (34,886)            23,020        349,640
                                  ----------    --------               ---------      ---------           --------     ----------
Operating income................      93,414      28,957                  (1,413)       (14,959)             1,848        107,847
Other (income) expense:
  Interest expense, net.........      32,584      (2,338)(e)                   4              2                            30,252
  Equity in earnings of
    unconsolidated affiliates...      (1,900)                                             1,900
  Other income, net.............      (1,110)                                104             78                 97           (831)
                                  ----------    --------               ---------      ---------           --------     ----------
    Total other (income)
       expense..................      29,574      (2,338)                    108          1,980                 97         29,421
Income from continuing
  operations before income
  taxes.........................      63,840      31,295                  (1,521)       (16,939)             1,751         78,426
Income taxes....................      23,756      11,645(f)                 (566)(f)     (6,303)(f)            652(f)      29,184
                                  ----------    --------               ---------      ---------           --------     ----------
Income from continuing
  operations....................  $   40,084    $ 19,650               $    (955)     $ (10,636)          $  1,099     $   49,242
                                  ==========    ========               =========      =========           ========     ==========

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

     (a) On December 1, 2000, we sold a $30 million subordinated note which was received as part of the proceeds from the sale of our vegetable business in our 1999 fiscal year, for cash proceeds of $10 million. Due to the uncertainty of the collectibility of the note, the note was originally valued at a nominal amount. As a result of the sale, we reversed $10 million of the original reserve against the note, resulting in a $10 million pre-tax gain in our second quarter of fiscal 2001.

     (b) Pro forma adjustment to depreciation and amortization to reflect the depreciation and amortization of the fair values of property and equipment and identifiable intangibles over their estimated useful lives.

     (c) Pro forma adjustment to eliminate our historical amortization of goodwill, net of the amounts related to our divested operations, in the amount of $19.1 million for the year ended May 27, 2001 and approximately $9.6 million for the six months ended November 25, 2001.

     On June 29, 2001, the Financial Accounting Standards Board issued a new business combinations financial accounting standard and a new goodwill and intangible asset financial accounting standard. The new business combinations financial accounting standard and the portion of the new intangible asset financial accounting standard related to the elimination of the requirement to amortize goodwill and intangibles with indefinite lives, are effective for acquisitions completed after June 30, 2001 and therefore no amortization for goodwill or intangibles with indefinite lives has been included for the purchase of Dean Holding.

     New Dean has not completed a final allocation of the purchase price to the fair value of our assets and liabilities and the related business integration plans. New Dean expects that the ultimate purchase price allocation may include additional adjustments to the fair values of depreciable tangible assets, identifiable intangible assets (some of which will have indefinite lives) and the carrying value of certain liabilities. Accordingly, to the extent that such assessments indicate that the fair value of the assets and liabilities differ from their preliminary purchase price allocations, such difference would adjust the amounts allocated to those assets and liabilities and would change the amounts allocated to goodwill. Assuming a weighted average useful life of depreciable assets of 15 years, every $10 million of excess purchase price which is reallocated between depreciable assets and goodwill will result in a change in depreciation expense for the year ended May 27, 2001 of approximately $0.7 million and for the six month period ended November 25, 2001 of approximately $0.3 million.

     (d) We recorded a pre-tax charge of $22.2 million and $13.5 million in the year ended May 27, 2001 and the six months ended November 25, 2001, respectively, for merger-related costs. These costs directly related to the merger have been eliminated from the pro forma statements of income.

     (e) Pro forma adjustment to reflect interest expense on new borrowings under a receivable backed loan and to eliminate historical interest expense on our revolving credit facility and commercial paper program which were terminated upon consummation of the merger.

     (f) Pro forma adjustment to reflect income taxes at the Dean Holding effective tax rate for the period.

     (g) Reflects our dividend at fair value of Coburg Dairy, Inc. based in North Charleston, South Carolina, Cream O Weber Dairy, Inc. based in Salt Lake City, Utah, H. Meyer Dairy Company based in Cincinnati, Ohio and U.C. Milk (Goldenrod) Company, Inc. based in Madisonville, Kentucky to new Dean, our sole shareholder, immediately after the merger. The dividend was made to facilitate the divestiture by new Dean of operations conducted by these subsidiaries in connection with obtaining regulatory approval for the merger.

     (h) On December 21, 2001, in connection with the merger, we entered into a Securities Purchase Agreement with Morningstar Foods Inc., a wholly-owned subsidiary of new Dean, pursuant to which we immediately exchanged the operations of our NRP for the operations of Dean SoCal, a subsidiary of new Dean. Dean SoCal operates in Southern California and produces a full line of dairy and related products under the Swiss(R) and Adohr Farms(R) brands. Dean SoCal is operated as part of our dairy group. The pro forma adjustments for the divestiture of NRP represent the elimination of its historical operating results, while the pro forma adjustments for the acquisition of Dean SoCal represent the inclusion of its historical operating results in the pro forma operations of Dean Holding.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF NOVEMBER 25, 2001
                                 (IN THOUSANDS)

                                                                DIVIDEND OF
                                               ACQUISITION BY    DIVESTED     DIVIDEND OF   CONTRIBUTION OF
                                 HISTORICAL      BLACKHAWK      OPERATIONS        NRP         DEAN SOCAL
                                DEAN HOLDING        (a)             (c)           (d)             (d)         PRO FORMA
                                ------------   --------------   -----------   -----------   ---------------   ----------
Current assets:
  Cash and cash equivalents...   $   37,411      $       --      $     --      $    (693)      $     --       $   36,718
  Receivables, net of
    allowance for doubtful
    accounts..................      353,327                       (17,511)       (33,764)        25,425          327,477
  Inventories.................      261,127          23,434        (3,964)       (24,365)         4,903          261,135
  Deferred income taxes.......       49,340          38,964          (635)        (1,773)           542           86,438
  Prepaid expenses and other
    current assets............       29,496                          (673)        (2,338)         1,329           27,814
                                 ----------      ----------      --------      ---------       --------       ----------
Total current assets..........      730,701          62,398       (22,783)       (62,933)        32,199          739,582
Property, plant and equipment,
  net.........................      907,288        (114,597)      (54,482)      (116,794)        15,915          637,330
Intangible and other assets...      700,335       1,082,723          (495)      (127,836)        58,589        1,713,316
                                 ----------      ----------      --------      ---------       --------       ----------
        Total.................   $2,338,324      $1,030,524      $(77,760)     $(307,563)      $106,703       $3,090,228
                                 ==========      ==========      ========      =========       ========       ==========
Current liabilities:
  Accounts payable and accrued
    expenses..................   $  447,422      $  117,945      $(13,067)     $ (30,726)      $ 16,422       $  537,996
  Income taxes payable........       43,442                         8,058                                         51,500
  Current portion of long-term
    debt......................       20,150                          (293)                                        19,857
                                 ----------      ----------      --------      ---------       --------       ----------
        Total current
          liabilities.........      511,014         117,945        (5,302)       (30,726)        16,422          609,353
Long-term debt................      936,015         (91,058)(b)    (7,806)                                       837,151
Other long-term liabilities...       32,310         119,984                                                      152,294
Deferred income taxes.........      118,313          21,096        (8,649)       (10,048)         4,275          124,987
Stockholders' equity..........      740,672         862,557       (56,003)      (266,789)        86,006        1,366,443
                                 ----------      ----------      --------      ---------       --------       ----------
        Total.................   $2,338,324      $1,030,524      $(77,760)     $(307,563)      $106,703       $3,090,228
                                 ==========      ==========      ========      =========       ========       ==========

     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

     (a) In connection with the merger, new Dean paid each legacy Dean stockholder $21.00 in cash per share and issued 0.429 shares of new Dean common stock for each of the 36.0 million shares of legacy Dean common stock outstanding at the date of the merger. In addition new Dean issued approximately ..752 new Dean stock options for each outstanding stock option of legacy Dean.

     The following summarizes the total assumed purchase price and related preliminary allocation to the net assets acquired:

Total purchase price:
  Fair value of new Dean common stock based on an average
     price per share of $47.83 around the announcement
     date...................................................  $  739,366
  Cash consideration........................................     756,760
  Estimated transaction costs...............................      55,735
                                                              ----------
          Net purchase price................................  $1,551,861
                                                              ==========
Purchase price allocation:
  Net purchase price........................................  $1,551,861
  Historical net assets acquired............................    (740,672)
                                                              ----------
  Excess purchase price.....................................     811,189
  Less allocation of excess purchase price:
     Reduction in the carrying value of legacy Dean's senior
      notes to reflect higher fair value interest rates.....     (41,058)
     Increase in the carrying value of inventory to fair
      value.................................................     (23,434)
     Decrease in the carrying value of property, plant and
      equipment to fair value based on expected
      post-acquisition use..................................     114,597
     Increase in other long-term liabilities to reflect fair
      value primarily due to employee benefit plan
      obligations and unfavorable contracts.................     119,984
     Increase in accounts payable and accrued expenses to
      reflect estimated cash liabilities to satisfy (i)
      employee surrender rights under Dean's stock option
      plans of approximately $81.0 million and (ii)
      severance and employee change in control obligations
      of $23.9 million and other required reserves..........     119,313
     Increase in the carrying value of equity-method
      investments to fair value.............................     (30,839)
     Allocation of purchase price to identifiable
      intangibles, including trademarks, tradenames and
      favorable customer contracts, net of existing
      historical amounts....................................    (218,253)
     Current deferred tax effect of fair value
      adjustments...........................................     (38,964)
     Non-current deferred tax effect of fair value
      adjustments...........................................      21,096
                                                              ----------
  Excess purchase price allocated to goodwill...............  $  833,631
                                                              ==========

     New Dean has not completed a final assessment of the fair value of our assets and liabilities and the related business integration plans, and thus the purchase price allocation process is incomplete. We expect that the ultimate purchase price allocation will include additional adjustments to the fair values of depreciable tangible assets, changes in preliminary allocations of a portion of the purchase price to both definite and indefinite life identifiable intangible assets and additional adjustments to the carrying value of certain liabilities, including the finalization of or revisions to potential liabilities associated with business integration plans and termination and change in control benefits. Accordingly, to the extent that such assessments indicate that the fair value of the assets and liabilities differ from the above preliminary allocations, such differences would be allocated to those assets and liabilities and would change the amounts allocated to goodwill.

     (b) In connection with the merger new Dean used borrowings under its revolving credit facility to refinance the outstanding indebtedness under our revolving credit facility. This resulted in the repayment of $200 million plus accrued interest of $1.4 million on our revolving credit facility. In addition, we have new borrowings under a receivable backed loan in the amount of $150 million. Our senior notes were also recorded at fair value in purchase accounting, which resulted in a reduction of debt of $41.1 million.

     (c) Reflects our dividend at fair value of Coburg Dairy, Inc. based in North Charleston, South Carolina, Cream O Weber Dairy, Inc. based in Salt Lake City, Utah, H. Meyer Dairy Company based in Cincinnati, Ohio and U.C. Milk (Goldenrod) Company, Inc. based in Madisonville, Kentucky to new Dean, our sole shareholder, immediately after the merger. The dividend was made to facilitate the divestiture by new Dean of operations conducted by these subsidiaries in connection with obtaining regulatory approval for the merger.

     (d) On December 21, 2001, in connection with the merger, we entered into a Securities Purchase Agreement with Morningstar Foods Inc., a wholly-owned subsidiary of new Dean, pursuant to which we immediately exchanged the operations of our National Refrigerated Products Group for the operations of Dean SoCal, a subsidiary of new Dean. Dean SoCal operates in Southern California and produces a full line of dairy and related products under the Swiss(R) and Adohr Farms(R) brands. Dean SoCal is operated as part of our dairy group. The pro forma adjustments for the divestiture of NRP represent the elimination of its balance sheet at fair value, while the pro forma adjustments for the acquisition of Dean SoCal represent the inclusion of its balance sheet at book value in the pro forma balance sheet of Dean Holding.

  (c) EXHIBITS

     2.1     --   Agreement and Plan of Merger, dated as of April 4, 2001,
                  among Suiza Foods Corporation, Dean Foods Company and
                  Blackhawk Acquisition Corp. (filed as Exhibit 2.1 to the
                  Registrant's Quarterly Report on Form 10-Q for the quarterly period ended February 25, 2001 and incorporated herein by
                  reference).
     2.2*    --   Securities Exchange Agreement, dated December 21, 2001
                  between Dean Holding Company and Morningstar Foods, Inc.

---------------

* Previously filed with the Registrant's Current Report on Form 8-K dated and filed January 7, 2002

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          DEAN HOLDING COMPANY

                                          By:      /s/ BARRY FROMBERG
                                            ------------------------------------
                                                 Executive Vice President &
                                                  Chief Financial Officer

Dated: March 6, 2002

                                  EXHIBIT INDEX


EXHIBIT
NUMBER            DESCRIPTION
------            -----------

2.1               Agreement and Plan of Merger, dated as of April 4, 2001, among
                  Suiza Foods Corporation, Dean Foods Company and Blackhawk
                  Acquisition Corp. (filed as Exhibit 2.1 to the Registrant's
                  Quarterly Report on Form 10-Q for the quarterly period ended
                  February 25, 2001 and incorporated herein by reference).

2.2*              Securities Exchange Agreement, dated December 21, 2001 between
                  Dean Holding Company and Morningstar Foods, Inc.


----------

* Previously filed with the Registrant's Current Report on Form 8-K dated and filed January 7, 2002